Exhibit 10.1

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of August 1, 2022 by and between Alan R. Blackman (the “Executive”) and Sharps Technology, Inc., a Nevada corporation (the “Company”).

WHEREAS, the Company requires the Executive to relocate to the United States:

WHEREAS, the Company has asked the Executive to focus on the following Objectives and Responsibilities:

(i) financing the requirements of the Company

(ii) increasing the enterprise value of the Company

(iii) develop strategic alliances

(iv) direct the efforts of public and investor relations

(v) direct the marketing efforts of the Company

(vi) continue in the role of Co-Chairman of the board, Chief Operating Officer, Chief Investment Officer and Corporate Secretary

(vii) such other responsibilities as decided by the Company

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Company recognizes that relocation to the US means the Executive will not be able to see his family for extended periods of time, and

WHEREAS, the Executive agrees to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. The Executive’s initial term of employment hereunder shall begin on the date of this Agreement (the “Effective Date”) and continue until twenty-four (24) months from the Effective Date (the “Initial Term”). Thereafter, the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods, unless either party provides written notice of its intention not to extend the term at least 30 days prior to the end of the Initial Term or twenty-four (24) month extension thereof. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as the Chief Investment Officer, Corporate Secretary and Chief Operating Officer of the Company. In such position, the Executive shall have such duties, authority, and responsibilities as are consistent with the Executive’s position.

2.2 Duties. During the Employment Term, the Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board.

2.3 Voting Rights. The Company agrees that they will file an amendment to the Certificate of Designation governing the Company’s Series A Preferred Stock so that it shall entitle the holder (the share is held by the Executive) to 29.5% (raised from the current level of 25%) of the voting power of the Company’s stockholders with respect to the election of directors.

3. Place of Performance. The principal place of Executive’s employment shall be the Company’s principal executive office currently located in New York; provided that, the Executive may be required to travel for Company business, which expenses for travel reimbursement shall include the Executive’s spouse, Noelene Blackman. To the extent, necessary for Executive’s personal reasons, the Executive may work remotely so long as doing so does not interfere with the Executive’s responsibilities and that the Executive recognizes that he will be required to spend considerable time near the Company’s executive office.

4. Compensation.

4.1 Base Salary. The Company shall pay the Executive a monthly rate of base salary of $22,000 in accordance with the Company’s customary payroll practices and applicable wage payment laws. The Executive’s base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.” The Base Salary shall not be less than 80% of the salary of the Company’s Chief Executive Officer and shall be adjusted accordingly.

4.2 Termination Without Cause, Change of Control or Death. In the event that any of the following events occur during the Employment Term, the Executive or the Executive’s estate, as applicable, shall be entitled to receive a lump sum payment in an aggregate amount equal to twenty four (24) months of the Base Salary:

(i) The Executive’s death;

(ii) The Executive’s Termination Without cause or

(iii) A change of control in the Company, which shall mean any acquisition of ownership by any entity or person or any change in the ownership of more than fifty percent (50%) of the Company’s common stock.

4.3 Performance Bonus.

(i) The Executive shall be eligible to receive a performance bonus (the “Bonus”). However, the decision to provide such annual Bonus and the amount and terms of the Bonus shall be in the sole and absolute discretion of the Compensation Committee of the Board (the “Compensation Committee”) during the term of this Agreement, based on the criteria set forth in Schedule A hereto.

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4.4 Equity Awards. During the Employment Term, the Executive shall be eligible to participate in the 2022 Equity Incentive Plan or any successor plan, subject to the terms of the 2022 Equity Incentive Plan or successor plan, as determined by the Board or the Compensation Committee, in its discretion.

4.5 Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with those provided to similarly situated executives of the Company.

4.6 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans.

(i) During the Employment Term, the Executive and the Executive’s spouse, shall be entitled to health insurance benefits to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans.

(ii) During the Employment Period, Executive shall be entitled have the use of a corporate apartment, and an allowance of $2,000 per month to account for the difference in dining and related costs compared with normal expenses when living outside the US., as well as reimbursement for an auto rental, as necessary.

(iii) The Executive shall be entitled to receive compensation for airfare expenses to travel to and from Australia/New Zealand on one (1) occasion during the twelve (12) month period from the date of this Agreement.

4.7 Bonus. The Company acknowledges that the Executive shall be entitled to a $250,000 bonus for work performed in any capacity, in the first half of 2022 up to the date of this Agreement. Such bonus will be paid 50% within 30 days of this Agreement, with the balance of 50% paid prior to the end of 2022. The amount owed shall be accrued on the Company’s books and records and shall be paid accordingly.

4.8 Vacation; Paid Time Off. During the Employment Term, Executive shall be entitled to twenty (20) paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. The Executive shall receive other paid time off in accordance with the Company’s policies as such policies may exist from time to time and as required by applicable law.

4.9 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures. ..

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4.10 Out of Country Tax Deduction. The Executive shall be entitled to reimbursement for loss of Executive’s out-of-country tax deduction equal to $29,000 for 2022 and 2023. Such payment to be made within 30 days of this Agreement.

4.11 Indemnification. The Company shall indemnify and hold the Executive harmless to the fullest extent applicable to any other officer or director of the Company/to the maximum extent permitted under applicable law and the Company’s bylaws for acts and omissions in the Executive’s capacity as an officer, director, or employee of the Company.

4.12 Clawback Provisions. Any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

5. Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason or for no particular reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 30 days advance written notice of any termination of the Executive’s employment.

5.1 For Cause, or Without Good Reason.

(i) The Executive’s employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason and the Executive shall be entitled to receive:

(ii) any accrued but unpaid Base Salary which shall be paid on the date of the Executive’s termination within one (1) week following the date of the Executive’s termination on the pay date immediately following the date of the Executive’s termination in accordance with the Company’s customary payroll procedures;

(iii) any earned but unpaid Bonus with respect to any completed calendar year immediately preceding the date of the Executive’s termination, which shall be paid on the otherwise applicable payment date except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement; provided that, if the Executive’s employment is terminated by the Company for Cause or the Executive resigns without Good Reason, then any such earned but unpaid Bonus shall be forfeited;

(iv) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(v) such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the date of the Executive’s termination; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

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Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the “Accrued Amounts.”

For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s willful failure to perform the Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the Executive’s willful failure to comply with any valid and legal directive of the Company;

(iii) the Executive’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv) the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(v) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi) the Executive’s willful material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

(vii) the Executive’s willful material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or

(viii) the Executive’s willful engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

For purposes of this provision, none of the Executive’s acts or failures to act shall be considered “willful” unless the Executive acts, or fails to act, in bad faith or without reasonable belief that the action or failure to act was in the best interests of the Company. The Executive’s actions, or failures to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be in good faith and in the best interests of the Company.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have 10 business days from the delivery of written notice by the Company within which to cure any acts constituting Cause.

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In the event that the Executive provides notice to the Company of a disagreement with the termination of this Agreement, the Company shall be obligated to continue all payments under this Agreement until a final determination by a court. Such payments to include legal fee is pursuant to the Indemnification provided for in Section 4.11 of this Agreement.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s prior written consent:

(ix) a material reduction in the Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(x) a material reduction in the Executive’s Bonus opportunity;

(xi) any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company;

(xii) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(xiii) the Company’s failure to nominate the Executive for election to the Board and to use its best efforts to have him elected and re-elected, as applicable;

(xiv) a material, adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law); or

(xv) a material adverse change in the reporting structure applicable to the Executive.

To terminate the Executive’s employment for Good Reason, the Executive must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 10 days of the initial existence of such grounds and the Company must have at least 10 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate the Executive’s employment for Good Reason within 10 days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the Executive’s right to terminate for Good Reason with respect to such grounds.

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5.2 Without Cause or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and the Executive’s execution, within 45 days following receipt, of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) (such 45-day period, the “Release Execution Period”), and the Release becoming effective according to its terms, the Executive shall be entitled to receive the following:

(i) a lump sum payment equal to two (2) times the sum of the Executive’s Base Salary for the year in which the date of the Executive’s termination occurs, which shall be paid within 10 days following the date of the Executive’s termination;

(ii) a payment equal to the product of a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro Rata Bonus”). This amount shall be paid on the date that annual bonuses are paid to similarly situated executives;

5.3 Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term shall be communicated by written notice of termination (“Notice of Termination”) to the other party. The Notice of Termination shall specify:

(i) the termination provision of this Agreement relied upon;

(ii) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(iii) the applicable date of termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered.

5.4 Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive agrees to resign/shall be deemed to have resigned from all positions that the Executive holds as an officer.

6. Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of New York without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of New York. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

7. Entire Agreement. Unless specifically provided herein, this Agreement, contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

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8. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chief Executive Officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

9. Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

10. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

11. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

12. Section 409A.

12.1 General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

12.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Executive’s termination (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

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12.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

13. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

14. Representations of the Executive. The Executive represents and warrants to the Company that:

The Executive’s acceptance of employment with the Company and the performance of the Executive’s duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

The Executive’s acceptance of employment with the Company and the performance of the Executive’s duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party.

15. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

16. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

17. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SHARPS TECHNOLOGY, INC.

By:	/s/ Soren Christiansen
Name:	Soren Christiansen
Title:	Co-Chairman

ALAN R. BLACKMAN

Signature:	/s/ Alan R. Blackman
Print Name:	Alan R. Blackman

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SCHEDULE A—CRITERIA to DETERMINE BONUS

The Company completes a financing resulting in gross proceeds of at least $20.0 Million.

The Company increases its market capitalization to at least 5 times its current level with a goal of 10 times based on its current value.

The Company completes a strategic alliance with a major health company which results in significant benefits to the Company.

The Company is acquired or is the acquirer in a significant transaction.

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